MERCHANTS GROUP, INC. AND AMERICAN EUROPEAN GROUP, INC. AGREE TO

SELL RENEWAL RIGHTS TO MERCHANTS MUTUAL FOLLOWING MERGER

December 27, 2006, Buffalo, N.Y. - Merchants Group, Inc (AMEX:MGP) announced today that it has entered into a definitive agreement with American European Group, Inc. ("AEG") and Merchants Mutual Insurance Company ("Merchants Mutual") whereby, upon the consummation of  the contemplated acquisition of Merchants Group by AEG, Merchants Insurance Company of New Hampshire, Inc., the wholly-owned subsidiary of Merchants Group, will sell renewal rights to substantially all of its existing directly written insurance policies to a subsidiary of Merchants Mutual.

Merchants Group had previously announced on November 1, 2006, that it entered into a Merger Agreement whereby AEG would acquire all of the issued and outstanding stock of Merchants Group for $70.8 million in cash, or $33 per share, subject to the approval of the transaction by Merchants Group's shareholders and obtaining necessary regulatory approvals.  Pursuant to the agreement announced today, upon completion of the acquisition of Merchants Group by AEG, Merchants of New Hampshire would transfer its rights to renew its existing directly written insurance policies to a subsidiary of Merchants Mutual in consideration of the payment of license fees for use of data in connection with such policies, of between $3,375,000 and $3,456,000.   The agreement also provides that upon completion of the closing of the transactions contemplated by the Merger Agreement, the existing Reinsurance Pooling Agreement (whereby Merchants of New Hampshire and Merchants Mutual pool certain insurance premiums and liabilities) will continue through December 31, 2009.

In addition, upon completion of the merger with AEG, Merchants Group and each of its affiliates will transfer all of their rights to the name "Merchants" to Merchants Mutual in exchange for $100,000, and AEG and Merchants Mutual, on behalf of themselves and their respective affiliates, have reciprocally agreed to not solicit certain insurance business for a term of two years.

The parties have also agreed that the Administrative Services Annex to the current Services Agreement between Merchants Group and Merchants Mutual, whereby Merchants Mutual provides administrative and management services on behalf of Merchants Group, will terminate shortly after the consummation of the Merger transaction with AEG or on the close of business on June 30, 2007, which ever occurs earlier.

Merchants Group, Inc. through its wholly-owned subsidiary, Merchants Insurance Company of New Hampshire, Inc., offers property and casualty insurance through independent agents to preferred risk individuals and businesses in the Northeast United States. Merchants Group is headquartered in Buffalo, New York.

American European Group, Inc. is a Delaware insurance holding company with headquarters in New York City.  Through its operating subsidiaries, including Rutgers Casualty Insurance Company and Rutgers Enhanced Insurance Company, American European Group offers personal and commercial insurance products, primarily in New York and New Jersey.